Exhibit 23

Board of Directors
Monmouth Capital Corporation
Freehold, New Jersey


     Consent of Independent Certified Public Accountants


We consent to the incorporation by reference in the Registration Statement of Monmouth Capital Corporation on Form S-3D relating to a dividend reinvestment plan to stockholders of our reports dated March 11, 2004, on our examinations of the financial statements of Monmouth Capital Corporation as of December 31, 2003 and December 31, 2002 and for the years ended December 31, 2003, 2002 and the short year ended December 31, 2001 which reports are included in the Annual Report on Form 10-K for the year ended December 31, 2003.

We also consent to the reference to our firm under the caption "Experts" in the Registration Statements and related
Prospectus.





/s/ Cowan and Gunteski & Co,. P.A
    Cowan and Gunteski & Co., P.A.

Toms River, New Jersey
March 19, 2004